TABLE OF CONTENTS

Table of Contents

Exhibit 5.2
May 23, 2007
BY SEDAR
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission, Securities Division
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission
New Brunswick Securities Commission
Prince Edward Island Securities Office
Securities Commission of Newfoundland and Labrador

Subject:	Final Short Form Base Shelf Prospectus of Neurochem Inc. dated May 23, 2007 (the “Prospectus”)
This letter is addressed to you in connection with the Prospectus.
We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus and consent to the reference to our opinion (the “Opinion”) under the heading “Material US and Canadian federal income tax consequences” in the Prospectus.
We have read the Prospectus and we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the Opinion or that are within our knowledge as a result of the services we performed in connection with the Opinion.
This letter is solely for the information of the securities regulatory authorities to whom this letter is addressed and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purposes.
Yours very truly,
(signed) Davies Ward Phillips & Vineberg llp